Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

DATED AS OF SEPTEMBER 30, 2014

BETWEEN

XENITH BANKSHARES, INC.,

AS BORROWER

AND

RAYMOND JAMES BANK, N.A.

AS LENDER

ARTICLE I DEFINITIONS		1

ARTICLE II THE CREDITS		16

2.1	Term Loan Facility	16
2.2	Delayed Draw Term Facility	16
2.3	Borrowings	17
2.4	Prepayments	17
2.5	Repayment of Loans	17
2.6	Interest Rates	18
2.7	Conversion of Outstanding Loans	18
2.8	Rates Applicable After Event of Default	18
2.9	Method of Payment	18
2.10	Noteless Agreement; Evidence of Indebtedness	19
2.11	Telephonic Notices	19
2.12	Limitation of Interest	19
2.13	Lending Installations	20
2.14	Fees	20

ARTICLE III YIELD PROTECTION; TAXES		21

3.1	Yield Protection	21
3.2	Changes in Capital Adequacy Regulations	21
3.3	Inability to Determine Rate	22
3.4	Funding Indemnification	22
3.5	Taxes	22
3.6	Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity	24
3.7	Limitation on Compensation	25

ARTICLE IV CONDITIONS PRECEDENT		25

4.1	Conditions to Effectiveness	25
4.2	Conditions to Loan	26

ARTICLE V REPRESENTATIONS AND WARRANTIES		27

5.1	Existence and Standing	27
5.2	Authorization and Validity	27
5.3	No Conflict; Government Consent	27
5.4	Financial Statements; Pro Forma Financial Statements; Call Reports	28
5.5	Material Adverse Change	28
5.6	Taxes	28
5.7	Litigation and Contingent Obligations	29
5.8	Subsidiaries	29
5.9	ERISA	29
5.10	Accuracy of Information	29
5.11	Federal Reserve Regulations	30

i

5.12	Material Agreements	30
5.13	Compliance With Laws	30
5.14	Ownership of Properties	31
5.15	Plan Assets; Prohibited Transactions	31
5.16	Environmental Matters	31
5.17	Investment Company Act	32
5.18	Insurance	32
5.19	Solvency	32
5.20	No Default	32
5.21	Subordinated Indebtedness	32

ARTICLE VI COVENANTS		33

6.1	Financial Reporting	33
6.2	Use of Proceeds	34
6.3	Notice of Material Events	35
6.4	Conduct of Business	35
6.5	Taxes	35
6.6	Insurance	36
6.7	Compliance with Laws and Material Contractual Obligations	36
6.8	Maintenance of Properties	36
6.9	Books and Records; Inspection	36
6.10	Indebtedness	36
6.11	Merger	37
6.12	Sale of Assets	37
6.13	Acquisitions; Investments	37
6.14	Liens	38
6.15	Affiliates	40
6.16	Subordinated Indebtedness	40
6.17	Restricted Payments	40
6.18	Financial Covenants	40
6.19	Fiscal Year	41
6.20	Further Assurances	41
6.21	Subsidiary Shares	41
6.22	Sale and Leaseback Transactions	41
6.23	Burdensome Agreements	41
6.24	Payment of Obligations	42

ARTICLE VII DEFAULTS		42

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		44

8.1	Acceleration; Remedies	44
8.2	Application of Funds	44
8.3	Amendments	44
8.4	Preservation of Rights	44

ARTICLE IX GENERAL PROVISIONS		45

9.1	Survival of Representations	45
9.2	Governmental Regulation	45
9.3	Headings	45
9.4	Entire Agreement	45
9.5	Benefits of this Agreement	45
9.6	Expenses; Indemnification	45
9.7	Reserved	46
9.8	Accounting	46
9.9	Severability of Provisions	46
9.10	Nonliability of the Lender	46
9.11	Confidentiality	47
9.12	Nonreliance	47
9.13	Disclosure	47
9.14	USA PATRIOT ACT NOTIFICATION	47

ARTICLE X SETOFF; RATABLE PAYMENTS		48

10.1	Setoff	48

ARTICLE XI BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		48

11.1	Successors and Assigns	48
11.2	Participations	49
11.3	Assignments	50

ARTICLE XII NOTICES		52

12.1	Notices; Effectiveness; Electronic Communication	52

ARTICLE XIII COUNTERPARTS; INTEGRATION; EFFECTIVENESS; ELECTRONIC EXECUTION; ELECTRONIC RECORDS		53

13.1	Counterparts; Effectiveness	53
13.2	Electronic Execution of Assignments	53
13.3	Electronic Records	53

ARTICLE XIV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL 54

14.1	CHOICE OF LAW	54
14.2	CONSENT TO JURISDICTION	54
14.3	WAIVER OF JURY TRIAL	54

Schedules
Schedule 1	Commercial Banks / Cash Equivalents
Schedule 5.8(a)	Subsidiaries
Schedule 5.8(b)	Organizational Chart
Schedule 5.14	Properties
Schedule 5.21	Subordinated Indebtedness
Schedule 6.10	Indebtedness
Schedule 6.13	Investments
Schedule 6.14	Liens

Exhibits
Exhibit A	Form of Compliance Certificate
Exhibit B	Form of Assignment and Assumption Agreement
Exhibit C	Form of Borrowing Notice
Exhibit D-1	Form of Term Loan Note
Exhibit D-2	Form of Delayed Draw Term Loan Note
Exhibit E	Form of Conversion Notice

CREDIT AGREEMENT

This Credit Agreement (the “Agreement”), dated as of September 30, 2014, is between XENITH BANKSHARES, INC., a Virginia corporation (the “Borrower”), and RAYMOND JAMES BANK, N.A., as lender (in such capacity, the “Lender”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation that have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Act” is defined in Section 9.14.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, such Person’s Subsidiaries. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Credit Agreement, as amended or modified and in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus 0.50% per annum and (iii) the Eurocurrency Rate (without giving effect to the Applicable Margin) for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) for Dollars plus 1.00%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate reported by the applicable financial information service at approximately 11:00 a.m. London time on such day.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977 and all other United States laws, rules and regulations applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” shall mean any requirement of law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of 341 Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Applicable Margin” means, with respect to Eurocurrency Loans, 3.50% per annum and with respect to Base Rate Loans, 0.50%.

“Approved Fund” means any Fund that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender, or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the Chief Executive Officer, Chief Financial Officer or any Executive Vice President of the Borrower and each of the Chief Lending Officer and the Chief Credit Officer of the Subsidiary Bank.

“Base Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin, in each case changing when and as the Alternate Base Rate changes.

“Base Rate Loan” means a Loan that bears interest at the applicable Base Rate.

“Borrower” means Xenith Bankshares, Inc., a Virginia corporation, and its successors and assigns.

“Borrowing Date” means a date on which either the Term Loan or a Delayed Draw Term Loan is made.

“Borrowing Notice” means the notice to the Lender in the form of Exhibit C.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Loans, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York, and London, England for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in New York City, New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases that would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any U.S. Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) the Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or is a commercial bank listed on Schedule 1 hereto and with which such U.S. Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted do not exceed $5,000,000 in the aggregate at any time and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Cash Management Services” means any banking services that are provided to the Borrower or any Subsidiary by the Lender or any Affiliate of the Lender, including without limitation: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) stored value cards, (f) automated clearing house or wire transfer services, or (g) treasury management, including controlled disbursement, consolidated account, lockbox, overdraft, return items, sweep and interstate depository network services.

“Change in Control” means the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934) of more than 50% of the outstanding shares of voting stock of the Borrower on a fully diluted basis.

“Change in Law” is defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise or branch profits Taxes.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement, take-or-pay contract or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Conversion Notice” is defined in Section 2.7.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event that but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to the Loans plus 4% per annum.

“Delayed Draw Commitment Termination Date” means the earliest to occur of (i) September 30, 2015 or (ii) the date of the termination of the Delayed Draw Term Commitment in accordance with the terms of the Loan Documents.

“Delayed Draw Funding Conditions” has the meaning specified in Section 2.2.

“Delayed Draw Term Commitment” means the obligation of the Lender to make Delayed Draw Term Loans to the Borrower pursuant to Section 2.2 in an aggregate principal amount at any one time not to exceed Three Million and No/100 Dollars ($3,000,000).

“Delayed Draw Term Loan” means an advance made by the Lender to the Borrower under the Delayed Draw Term Commitment.

“Delayed Draw Term Loan Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of exhibit D-2 hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from a Delayed Draw Term Loan made by the Lender.

“Deposits” is defined in Section 11.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied.

“Eligible Assignee” means any Person except a natural Person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries; provided that such Person is in the business of making or purchasing commercial loans similar to the Loans and has total assets in excess of $25,000,000,000, calculated in accordance with the accounting principles prescribed by the regulatory authority applicable to such Person in its jurisdiction of organization.

“Embargoed Person” shall mean any Person that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other requirement of law.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) personal injury or property damage relating to the release or discharge of Hazardous Materials, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 303(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition upon the Borrower or any of its ERISA Affiliates of withdrawal liability under Section 4201 of ERISA or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency Base Rate” means, with respect to a Eurocurrency Loan, a fluctuating rate of interest which can change on each banking day. The rate will be adjusted on each banking day to equal the London Interbank Offered Rate (or a comparable or successor rate which is approved by the Bank) for U.S. Dollar deposits for delivery on the date in question for a one month term beginning on that date. The Lender will use the London Interbank Offered Rate as published by Bloomberg (or other commercially available source providing quotations of such rate as selected by the Lender from time to time) as determined at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question, as adjusted from time to time in the Lender’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. If such rate is not available at such time for any reason, then the rate will be determined by such alternate method as reasonably selected by the Lender. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars

“Eurocurrency Loan” means a Loan that bears interest at the applicable Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to a Eurocurrency Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement

(expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

“Event of Default” is defined in Article VII.

“Excluded Taxes” means, in the case of the Lender or applicable Lending Installation, (i) Taxes imposed on or measured by its net income (however denominted), franchise Taxes, and branch profits Taxes, in each case, (a) imposed on it by the respective jurisdiction under the laws of which the Lender or applicable Lending Installation is incorporated or is organized or in which its principal executive office or applicable lending officer is located or (b) that are Other Connection Taxes; (ii) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender or applicable Lending Installation with respect to an applicable interest in a Loan or commitment pursuant to a law in effect on the date on which (a) the Lender or the applicable Lending Installation acquired an interest in the Loan or commitment (other than pursuant to an transfer under Section 3.6 at the request of the Borrower) or (b) changed its applicable Lending Installation, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or such Lender immediately before it changed its Lending Installation; (iii) Taxes attributable to the Lender or the applicable Lending Installation failing to comply with Section 3.5(e); and (iv) any U.S. federal withholding taxes imposed under FATCA.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Eastern time) on such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender in its sole discretion.

“Financial Contract” of a Person means (i) any exchange-traded or over-the- counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any Rate Management Transaction.

“Fixed Charge Coverage Ratio”: As of the last day of any fiscal quarter with respect to the four fiscal quarters ending on such date, the ratio of (a) the sum of (i) Net Income, plus (ii) Interest Expense to the extent deducted in the determination of Net Income, plus (iii) non-cash charges or expenses, including depreciation and amortization, minus (iv) non-cash income, minus (iv) Restricted Payments paid or declared by the Borrower to its shareholders, to (b) the sum of (i) Interest Expense to the extent deducted in the determination of Net Income, plus (ii) all contractually required principal payments on Indebtedness (including the Loans); in each case (except for clause (a)(iv)) determined with respect to the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, subject at all times to Section 9.8.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Hazardous Material” means any explosive or radioactive substances or wastes, any hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and any other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Highest Lawful Rate” means, on any day, the maximum non-usurious rate of interest permitted for that day by applicable federal or state law stated as a rate per annum.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money (including the Obligations hereunder), (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade and not past due for more than 90 days after the date on which such trade account was created), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv)

obligations that are evidenced by notes, bonds, debentures, loan agreements, acceptances, or other instruments, (v) obligations to purchase securities or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property, (vi) Capitalized Lease Obligations, (vii) obligations as an account party with respect to letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (viii) Contingent Obligations of such Person, (ix) Net Mark-to-Market Exposure under Rate Management Transactions and other Financial Contracts, (x) all obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any equity interest in such Person or any other Person or any warrant, right, or option to acquire any such equity interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends and (xi) any other obligation for borrowed money or other financial accommodation that in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person; provided however that Indebtedness shall not include deposits or other indebtedness incurred in the ordinary course of Borrower’s or any Subsidiary Bank’s business (including without limitation federal funds purchased, advances from any Federal Home Loan Bank and secured deposits of municipalities, as the case may be) in each case in accordance with safe and sound banking practices and applicable laws and regulations.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation of limited liability company) in which such Person is a general partner or joint venture unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, other than Excluded Taxes and Other Taxes.

“Interest Differential” is defined in Section 3.4.

“Interest Expense” means, with respect to any Person, for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of such Person, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings, and (c) net costs under any Rate Management Transaction, in each case determined in accordance with GAAP.

“Interest Only Period” means the initial six-month period beginning on the Effective Date and ending on March 31, 2015.

“Interest Payment Date” means (i) the last Business Day of each calendar month during the Interest Only Period, (ii) the last Business Day of each calendar quarter after the Interest Only Period and (iii) the Maturity Date.

“Interest Period” means, as to each Loan, the period commencing on the date such Loan is made, extended or renewed, as applicable, and ending 30 days thereafter.

“Lender” has the meaning ascribed such term in the recitals.

“Lending Installation” means, with respect to the Lender, the office, branch, subsidiary or affiliate of the Lender listed on the signature pages hereof or otherwise selected by the Lender pursuant to Section 2.14.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Liquid Assets” means the sum of all cash balances (including proceeds from the Loans) and marketable securities held by Borrower and its Subsidiaries in their respective balance sheet accounts which, in all cases, shall be derived from the quarterly reports filed with the applicable primary federal regulator and shall be consistent with the financial information and reports contemplated in Article VI of this Agreement.

“Loan” means the Term Loan or a Delayed Draw Term Loan.

“Loan Documents” means this Agreement, any Note or Notes executed by the Borrower in connection with this Agreement and payable to the Lender, and any other document or agreement, now or in the future, executed by the Borrower for the benefit of the Lender in connection with this Agreement.

“Loan Loss Reserves” means with respect to any Person, the loan loss reserve of such Person, as reported in the most recent call reports of such Person and including any loan discounts resulting from acquired loan portfolios.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, liabilities (actual and contingent), operations or financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender under the Loan Documents.

“Material Agreement” has the meaning set forth in Section 5.12.

“Material Indebtedness” means Indebtedness (including but not limited to Rate Management Obligations, but excluding the Loans) of the Borrower in an outstanding principal amount of $5,000,000 or more in the aggregate (or the equivalent thereof in any currency other than Dollars).

“Material Indebtedness Agreement” means any agreement under which any Material Indebtedness was created or is governed or that provides for the incurrence of

Indebtedness in an amount that would constitute Material Indebtedness (whether or not an amount of Indebtedness constituting Material Indebtedness is outstanding thereunder).

“Maturity Date” means the fifth anniversary of the Effective Date.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any ERISA Affiliate is a party to which more than one employer is obligated to make contributions.

“Net Income” means, with respect to any Person, the net income of such Person after deductions for all expenses, including, but not limited to, income taxes if any, Interest Expense, and non-cash charges or expenses, including depreciation and amortization, all as determined in accordance with GAAP.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Non-Performing Assets” means, individually or collectively, as the case may be, the sum of (a) Non-Performing Loans and (b) the value of all real estate owned by a Person and classified as such by the regulatory authorities responsible for examining such Person, but excluding government-guaranteed assets, as shown on the most recent call or examination reports for such Person.

“Non-Performing Loans” means all loans made by any Person either (A) with respect to which any payment of principal or interest is 90 days or more past due or (B) in non-accrual status, but excluding government-guaranteed non-performing loans, as shown on the most recent call or examination reports for such Person.

“Non-U.S. Lender” means a Lender that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means the Term Loan Note or a Delayed Draw Term Loan Note, as the context may require.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all obligations in connection with Cash Management Services, all Rate Management Obligations provided to the Borrower or any Subsidiary by the Lender or any Affiliate of any of the foregoing, all accrued and unpaid fees, and all actually incurred expenses, actually incurred reimbursements, indemnities and other obligations of the Borrower to the Lender or any indemnified party arising under the Loan Documents.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee that has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Operating Lease Obligations” means, as at any date of determination, the amount obtained by aggregating the present values, determined in the case of each particular Operating Lease by applying a discount rate (which discount rate shall equal the discount rate that would be applied under GAAP if such Operating Lease were a Capitalized Lease) from the date on which each fixed lease payment is due under such Operating Lease to such date of determination, of all fixed lease payments due under all Operating Leases of the Borrower and its Subsidiaries.

“Other Connection Taxes” means, with respect to the Lender or an applicable Loan Installation, Taxes imposed as a result of a present or future connection between the Lender or the applicable Loan Installation and the jurisdiction imposing such Tax (other than connections arising from the Lender or applicable Loan Installation having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.6 at the request of the Borrower).

“Outstanding Amount” means with respect to Delayed Draw Term Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Delayed Draw Term Loans occurring on such date.

“Participant” is defined in Section 11.2(a).

“Participant Register” is defined in Section 11.2(c).

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Acquisition” means any Acquisition made by the Borrower or any of its Subsidiaries, provided that, (a) as of the date of the consummation of such Acquisition, no Default or Event of Default is continuing or would result from such

Acquisition, and the representation and warranty in Section 5.19 shall be true both before and after giving effect to such Acquisition, (b) such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) is pending or threatened by any shareholder or director of the seller or entity to be acquired, (c) the business to be acquired in such Acquisition is in the same line of business as the Borrower’s or a line of business incidental thereto, (d) as of the date of the consummation of such Acquisition, all material approvals (including from any Governmental Authority) required in connection therewith have been obtained, and (e) the Borrower has furnished to the Lender a certificate (i) demonstrating in reasonable detail pro forma compliance with the financial covenants in Section 6.18 for such period, in each case, calculated as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period and (ii) representing that such Acquisition complies with the definition of Permitted Acquisition.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any ERISA Affiliate may have any liability.

“Prime Rate” means a rate per annum equal to the prime rate of interest as published in the Wall Street Journal (or a similar trade publication should the Wall Street Journal cease to publish the prime rate of interest), changing when and as such prime rate changes. The Prime Rate may not necessarily be the lowest rate charged to any customer of the Lender.

“Principal Repayment Date” is defined in Section 2.5.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, including without limitation any equity interests in such Person’s Subsidiary Banks and other Subsidiaries.

“Purchasers” is defined in Section 11.3(a).

“Rate Management Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Management Transactions, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Transactions.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or any Subsidiary that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross- currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Register” is defined in Section 11.3(d).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of such Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of such Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulatory Action” means any cease and desist order, letter agreement, memorandum, or other similar regulatory action taken by a state or federal banking agency or other Person to which either the Borrower or any Subsidiary Bank is subject.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) that is imposed under Regulation D on Eurocurrency liabilities.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any equity interest in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such equity interest in the Borrower or any Subsidiary.

“Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States, including transition rules, and, in each case, any amendments to such regulations.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Stated Rate” is defined in Section 2.12.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder and having such other terms as are, in each case, to the written satisfaction of the Lender.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Banks” means each Subsidiary that is a federally- or state-chartered bank or thrift institution.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property that represents more than 20% of the consolidated assets of the Borrower and its Subsidiaries taken as a whole as would be shown in (a) prior to the delivery of the Borrower’s consolidated financial statements as of and for the period ended June 30, 2014 pursuant to Section 6.1, the pro forma balance sheet of the Borrower delivered to the Lender prior to the Effective Date pursuant to Section 5.4(c) and (b) for any period from and after the delivery of the Borrower’s consolidated financial statements as of and for the period ended June 30, 2014, the Borrower’s most recent consolidated balance sheet delivered pursuant to Section 6.1.

“Tangible Primary Capital” means, with respect to any Person, (a) equity plus (b) Loan Loss Reserves minus (c) intangible assets (as set forth on Schedule RC of the call report for such Person) including mortgage servicing rights.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, fees, assessments, charges or withholdings, and any and all liabilities with respect to the foregoing, including interest, additions to tax and penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.1.

“Term Loan Note” means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of exhibit D-1 hereto, evidencing the aggregate indebtedness of the Borrower to the Lender resulting from the Term Loan made by the Lender.

“Total Risk Based Capital Ratio”: With respect to any Person, the ratio of (a) total risk-based capital (as defined by the appropriate Governmental Authority having regulatory authority over the such Person) of such Person, to (b) total risk-weighted assets (as defined by the appropriate Governmental Authority having regulatory authority over such Person) of such Person.

“Transferee” is defined in Section 11.3(e).

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary of which 100% of the beneficial ownership interests shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization of which 100% of the beneficial ownership interests shall at the time be so owned or controlled.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1 Term Loan Facility. Subject to the terms and conditions set forth herein, the Lender agrees lend to the Borrower, and the Borrower agrees to borrower from the Lender, on the date hereof, the sum of Twelve Million and No/100 Dollars ($12,000,000.00) (the “Term Loan”). Amounts prepaid or repaid in respect of the Term Loan may not be reborrowed.

2.2 Delayed Draw Term Facility. From time to time prior to the Delayed Draw Commitment Termination Date, subject to the terms and conditions set forth herein and subject to the satisfaction of the Delayed Draw Funding Conditions set forth below, the Lender agrees to make Delayed Draw Term Loans on any Business Day prior to the Delayed Draw Commitment Termination Date, in an aggregate principal amount at any one time not to exceed the Lender’s Delayed Draw Term Loan Commitment minus the sum of the previously funded amount of the Delayed Draw Term Loan (regardless of the then Outstanding Amount of such Delayed Draw Term Loans). Amounts repaid or prepaid in respect of Delayed Draw Term Loans may not be reborrowed.

As used herein, the term “Delayed Draw Funding Conditions” means:

(i)	all conditions precedent in Section 4.1 shall have been satisfied;

(ii)	each Delayed Draw Term Loan shall be in a minimum aggregate principal amount of $1,000,000; and

(iii)	there shall be no more than three (3) Delayed Draw Term Loan.

2.3 Borrowings. The Term Loan and each Delayed Draw Term Loan shall be made upon the Borrower’s irrevocable written notice to the Lender. Except in the case of the Term Loan, each such notice must be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing and shall specify (i) whether the Borrower is requesting the Term Loan or a Delayed Draw Term Loan, (ii) the requested date of the Loan (which shall be a Business Day) and (iii) the principal amount of the Loans to be borrowed. Upon satisfaction of the applicable conditions precedent set forth in Section 4.1, the Lender shall make funds available to the Borrower by wire transfer of such funds in accordance with instructions provided to the Lender by the Borrower.

2.4 Prepayments. The Borrower may, upon notice to the Lender, at any time or from time to time voluntarily prepay the Term Loan or the Delayed Draw Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Lender not later than 11:00 a.m. three (3) Business Days prior to any date of prepayment of a Loan, and (ii) any prepayment of a Loan shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding or as otherwise may be agreed by the Lender. Each such notice shall specify the date and the amount of such prepayment. Each prepayment of a Loan pursuant to the foregoing provisions of this Section 2.4 shall be applied in the inverse order of maturity as to the Loan being prepaid. No prepayment shall affect the regularly scheduled payments of principal and interest of a Loan unless and until such prepayment or prepayments have reduced the amount owing to the Lender for the installment due on the Maturity Date for such Loan to zero.

2.5 Repayment of Loans. (a) The Borrower shall repay the Term Loan by paying to the Lender (i) on the last Business Day of each calendar month during the Interest Only Period, an amount equal to accrued interest only on the unpaid principal balance of the Term Loan, and (ii) on the last Business Day of each calendar quarter (each, a “Principal Repayment Date”) commencing on March 31, 2015, an amount equal to (i) the original principal amount of the Term Loan, divided by (ii) 120, and the entire outstanding principal balance of the Term Loan shall be due and payable, along with any accrued and unpaid interest, on the Maturity Date.

(b) The Borrower shall repay each Delayed Draw Term Loan by paying to the Lender (i) on the last Business Day of each calendar month during the Interest Only Period, an amount equal to accrued interest only on the unpaid principal balance of such Delayed Draw Loan, and (ii) on each Principal Repayment Date (on and after March 31, 2015) an amount equal to (i) the original principal amount of such Delayed Draw Term Loan, divided by (ii) 120, and the entire outstanding principal balance of such Delayed Draw Term Loan shall be due and payable, along with any accrued and unpaid interest, on the Maturity Date.

2.6 Interest Rates.

(a) Each Loan, while outstanding, shall bear interest from the applicable Borrowing Date at a rate per annum equal to the Eurocurrency Rate.

(b) If any amount of principal or interest on any Loan or any other amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before as well as after judgment, and before as well as after the commencement of any proceeding under any Debtor Relief Law. Interest on all Loans and fees shall be calculated for actual days elapsed on the basis of a 360-day year. If any payment of principal of or interest on a Loan becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

2.7 Conversion of Outstanding Loans. Each Eurocurrency Loan shall continue as a Eurocurrency Loan until the end of the then applicable Interest Period therefor, at which time such Eurocurrency Loan may be converted into a Base Rate Loan upon receipt by the Lender of a Conversion Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Loan be converted to an Base Rate Loan. The Borrower shall give the Lender irrevocable notice substantially in the form of Exhibit E (a “Conversion Notice”) of each conversion of a Eurocurrency Loan to a Base Rate Loan not later than 11:00 a.m. (New York City time) at least two Business Days before the date of the requested conversion, specifying:

(i)	the requested date of such conversion, which shall be the last Business Day of an Interest Period , and

(ii)	the amount and type of the Loan that is to be converted.

Notwithstanding any other provision of this Agreement, Borrower is not entitled to request, or to elect to convert any Loan if the Interest Period with respect to such Loan would end after Maturity Date.

2.8 Rates Applicable After Event of Default. Notwithstanding anything to the contrary in Section 2.6, during the continuance of an Event of Default the Lender may, by notice to the Borrower, declare that each Loan shall bear interest at the Default Rate. If an Event of Default has been waived in writing by the Lender, which waiver is subject to the Lender’s sole discretion, the interest rates applicable to Loans shall revert to the rates applicable prior to the occurrence of an Event of Default.

2.9 Method of Payment. All payments of the Obligations under this Agreement and the other Loan Documents shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender, at its address specified pursuant to Article XII, or at any other address specified in writing by the Lender to the Borrower, by 10:00 a.m. (New York time) on the date when due.

2.10 Noteless Agreement; Evidence of Indebtedness.

(a) The Lender shall maintain accounts in which it will record (i) the amount of each Loan and (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder.

(b) Absent manifest error, the entries maintained in the accounts maintained pursuant to Section 2.10(a) shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(c) The Lender may request that its Loans be evidenced by a promissory note representing the Term Loan or each Delayed Draw Term Loan, as applicable, substantially in the form of Exhibit D (each a “Note”). In such event, the Borrower shall prepare, execute and deliver to the Lender such Note or Notes payable to the order of the Lender. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 11.3) be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any the Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced by a Note or Notes.

2.11 Telephonic Notices. The Borrower hereby authorizes the Lender to make Loans and transfer funds based on telephonic notices made by any Person or Persons Lender in good faith believes to be an Authorized Officer acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices to be given telephonically. The Borrower agrees to deliver promptly to the Lender a written confirmation (which may include e-mail) of each telephonic notice authenticated by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error. The parties agree to prepare appropriate documentation to correct any such error within 10 days after discovery by any party to this Agreement.

2.12 Limitation of Interest. The Borrower and the Lender intends to strictly comply with all applicable laws, including applicable usury laws. Accordingly, the provisions of this Section 2.12 shall govern and control over every other provision of this Agreement or any other Loan Document that conflicts or is inconsistent with this Section 2.12, even if such provision declares that it controls. As used in this Section 2.12, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation that constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance, or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread, in equal parts during the full term of this Agreement. In no event shall the Borrower or any other

Person be obligated to pay, or the Lender have any right or privilege to reserve, receive or retain, (x) any interest in excess of the maximum amount of nonusurious interest permitted under the applicable laws (if any) of the United States or of any applicable state, or (y) total interest in excess of the amount the Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of this Agreement at the Highest Lawful Rate. On each day, if any, that the interest rate (the “Stated Rate”) called for under this Agreement or any other Loan Document exceeds the Highest Lawful Rate, the rate at which interest accrues shall automatically be fixed by operation of this sentence at the Highest Lawful Rate for that day, and shall remain fixed at the Highest Lawful Rate for each day thereafter until the total amount of interest accrued equals the total amount of interest that would have accrued if there were no such ceiling rate as is imposed by this sentence. Thereafter, interest shall accrue at the Stated Rate unless and until the Stated Rate again exceeds the Highest Lawful Rate, when the provisions of the immediately preceding sentence shall again automatically operate to limit the interest accrual rate. The daily interest rates to be used in calculating interest at the Highest Lawful Rate shall be determined by dividing the applicable Highest Lawful Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions in this Agreement or in any other Loan Document that directly or indirectly relate to interest shall ever be construed without reference to this Section 2.12, or be construed to create a contract to pay for the use, forbearance, or detention of money at an interest rate in excess of the Highest Lawful Rate. If the term of any Loan or any other Obligation outstanding hereunder or under the other Loan Documents is shortened by reason of acceleration of maturity as a result of any Event of Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason the Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Highest Lawful Rate, then and in any such event all of such excess interest shall be canceled automatically as of the date of such acceleration, prepayment, or other event that produces the excess, and, if such excess interest has been paid to the Lender, it shall be credited pro tanto against the then-outstanding principal balance of the Obligations to the Lender, effective as of the date or dates when the event occurs that causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.

2.13 Lending Installations. The Lender may book each Loan at any Lending Installation selected by the Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Loans and any Notes issued hereunder shall be deemed held by the Lender for the benefit of any such Lending Installation. The Lender may, by written notice to the Borrower in accordance with Article XII, designate replacement or additional Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made.

2.14 Fees. The Borrower shall pay to the Lender an upfront fee upon the Effective Date equal to $75,000.

ARTICLE III

YIELD PROTECTION; TAXES

3.1 Yield Protection. If, after the date of this Agreement, there occurs any adoption of or change in any law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) or in the interpretation, promulgation, implementation or administration thereof by any Governmental or quasi- Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, including, notwithstanding the foregoing, all requests, rules, guidelines or directives (x) in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act or (y) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States financial regulatory authorities, in each case of clauses (x) and (y), regardless of the date enacted, adopted, issued, promulgated or implemented, or compliance by the Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency (any of the foregoing, a “Change in Law”) that:

(a) subjects the Lender or any applicable Lending Installation to any Taxes (other than with respect to Indemnified Taxes, Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes, Connection Income Taxes and Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or

(b) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any applicable Lending Installation, and the result of any of the foregoing is to increase the cost to the Lender of making, continuing or maintaining its Loans or to reduce the amount received by the Lender in connection with such Loans, then, promptly after demand by the Lender, the Borrower shall pay the Lender, as the case may be, such additional amount or amounts as will compensate the Lender for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If the Lender determines that the amount of capital or liquidity required or expected to be maintained by the Lender, any Lending Installation of the Lender, or any corporation or holding company controlling the Lender is increased as a result of (i) a Change in Law or (ii) any change after the Effective Date in the Risk-Based Capital Guidelines, or the foregoing would have the effect of reducing the rate of the Lender’s return (or the rate of return of any corporation or holding company controlling the Lender) on the Lender’s capital or liquidity (or the capital or liquidity of any corporation or holding company controlling the Lender), then, promptly after demand by the Lender, the Borrower shall pay the Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital or liquidity that the Lender determines is attributable to this Agreement (after taking into account the Lender’s policies as to capital adequacy or liquidity), in each case that is attributable to such Change in Law or change in the Risk-Based Capital Guidelines, as applicable.

3.3 Inability to Determine Rate. If the Lender determines that for any reason in connection with any request for a Delayed Draw Term Loan that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount of such Loan, (b) adequate and reasonable means do not exist for determining the London Interbank Offered Rate with respect to a proposed Loan, or (c) the London Interbank Offered Rate with respect to a proposed Loan does not adequately and fairly reflect the cost to the Lender of funding such Loan, the Lender will promptly notify the Borrower. Thereafter, the obligation of the Lender to make or maintain Loans shall be suspended until the Lender revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for the Borrowing of a Loan. While any such notice is outstanding, each Loan shall bear interest at a rate per annum equal to the Lender’s cost of funds plus the Applicable Margin.

3.4 Funding Indemnification. If (a) any payment of a Eurocurrency Loan occurs on a date that is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, (b) a Eurocurrency Loan is not made on the date specified by the Borrower for any reason other than default by the Lender, (c) the Borrower fails to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto, or (d) any Eurocurrency Loan is assigned other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower, the Borrower will indemnify the Lender for the Lender’s costs, expenses, and Interest Differential (as determined by the Lender) incurred as a result of such prepayment. The term “Interest Differential” means the greater of zero and the financial loss incurred by the Lender resulting from prepayment, calculated as the difference between the amount of interest the Lender would have earned (from the investments in money markets as of the Borrowing Date of such Loan) had prepayment not occurred and the interest the Lender will actually earn (from like investments in money markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Because of the short-term nature of this facility, Borrower agrees that Interest Differential shall not be discounted to its present value.

3.5 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law requires the deduction or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax or Other Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes and Other Taxes (including Indemnified Taxes and Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable actually incurred expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(e) (i) If the Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, the Lender shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, if reasonably requested by the Borrower, the Lender shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether the Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii)	Without limiting the generality of the foregoing, if a payment made to the Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if the Lender failed to comply with the applicable reporting requirements of FATCA (including those in Section 1471(b) or 1472(b) of the Code, as applicable), the Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that the Lender has complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)	The Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) if such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5(f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5(f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Each party’s obligations under this Section 3.5 shall survive any assignment of rights by, or the replacement of the Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.6 Selection of Lending Installation; Mitigation Obligations; Lender Statements; Survival of Indemnity. The Lender shall, if requested by the Borrower, use reasonable efforts to designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrower to the Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Loans under Section 3.3, so long as such designation is not, in the judgment of the Lender, (x) disadvantageous to the Lender and (y) would eliminate or reduce amounts payable under Sections 3.1, 3.2 and 3.5, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation. The Lender shall deliver a written statement to the Borrower as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though the Lender funded its Eurocurrency Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the

Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7 Limitation on Compensation. The Borrower will not be required to compensate the Lender pursuant to Section 3.1 or Section 3.2 for any increased cost or reduction in the amount received or shortfall in the rate of return in respect of a period occurring more than 270 days prior to the date on which the Lender notifies the Borrower of such Change in Law or change in the Risk-Based Capital Guidelines and the Lender’s intention to claim compensation therefor, except, if the Change in Law giving rise to such increased cost or reduction or the change in Risk-Based Capital Guidelines giving rise to a shortfall in the rate of return is retroactive, no such time limitation will apply so long as the Lender requests compensation within 270 days from the date on which the applicable Government Authority informed the Lender of such change.

ARTICLE IV

CONDITIONS PRECEDENT

4.1 Conditions to Effectiveness. This Agreement shall become effective on and as of the first Business Day on which the following conditions precedent have been satisfied:

(a) The Lender shall have received executed counterparts of this Agreement.

(b) The Lender shall have received a certificate, signed by the chief financial officer of the Borrower, stating that on the Effective Date (1) no Default or Event of Default is continuing and (2) the representations and warranties in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(c) The Lender shall have received a written opinion of the Borrower’s counsel, addressed to the Lender, in form and substance satisfactory to the Lender.

(d) The Lender shall have received an executed Note.

(e) The Lender shall have received such documents and certificates relating to the organization, existence and good standing of the Borrower, the authorization of the transactions contemplated hereby, the incumbency of the signatories of the Borrower, and any other legal matters relating to the Borrower, the Loan Documents or the transactions contemplated hereby, all in form and substance satisfactory to the Lender.

(f) The Lender shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(g) There shall not have occurred a material adverse change (x) in the business, Property, liabilities (actual and contingent), operations or financial condition, or results of operations of the Borrower and its Subsidiaries taken as a whole, since June 30, 2014.

(h) The Borrower and its Subsidiaries shall be in compliance in all material respects with applicable environmental, health and safety statutes and regulations, except as would not be expected to result in a Material Adverse Effect;

(i) No action, suit, investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that could reasonably be expected to materially affect the Borrower or any its Subsidiaries, or the financings contemplated hereby or that seeks to prevent, enjoin or delay the making of any Loan.

(j) The Lender shall have received evidence of current insurance coverage in form, scope and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Sections 5.18 and 6.6.

(k) The Lender shall have received the results of a recent lien search in the jurisdiction where the Borrower is organized, and such search shall reveal no Liens on any of the assets of the Borrower except for Liens permitted by Section 6.14 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation satisfactory to the Lender.

4.2 Conditions to Loan. The Lender shall not be required to make any Loan unless on the applicable Borrowing Date:

(a) It shall have received a Borrowing Notice substantially in the form of Exhibit C (except with respect to the Term Loan).

(b) There exists no Default or Event of Default, nor would a Default or Event of Default result from such Loan.

(c) The representations and warranties in Article V are (x) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (y) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of such Borrowing Date, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

Each Borrowing Notice with respect to each Delayed Draw Term Loan shall constitute a representation and warranty by the Borrower that the conditions in Section 4.2(a) and (b) have been satisfied.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender that:

5.1 Existence and Standing. Each of the Borrower and its Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or formed, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted. The Borrower is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

5.2 Authorization and Validity. The Borrower has the power and authority and legal right to execute and deliver the Loan Documents and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by Debtor Relief Laws and general principles of equity, including without limitation, the remedy of specific performance.

5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries, (ii) the Borrower’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof that has not been obtained by the Borrower or any of its Subsidiaries is required to be obtained by the Borrower or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the

Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4 Financial Statements; Pro Forma Financial Statements; Call Reports.

(a) Each of the December 31, 2011, December 31, 2012 and December 31, 2013 audited consolidated financial statements of the Borrower and its Subsidiaries heretofore delivered to the Lender were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the periods then ended.

(b) The financial statements delivered pursuant to clause (a) above contain and reflect provisions for taxes, reserves and other liabilities in accordance with GAAP and applicable banking regulations, rules and guidelines, respectively. Neither Borrower nor any Subsidiary has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) that is not provided for in the financial statements delivered pursuant to clause (a).

(c) The unaudited consolidated financial statements of the Borrower and its Subsidiaries on a consolidated basis delivered to the Lender for the period ending August 31, 2014 were prepared in accordance with GAAP, with only such adjustments thereto as are permitted or would be required, in each case, in a manner consistent with GAAP, and have been prepared in good faith based upon assumptions that the Borrower believed to be reasonable at the time made and at the time such financial statements were made available to the Lender (it being understood that such financial statements are not a guarantee of financial performance) which assumptions were based on the best information available to the Borrower as of the date of the delivery of such financial statements.

(d) Any call reports and other regulatory reports, including, without limitation, FRY-9C, FRY-9LP and FFIEC 041 reports, filed by the Borrower or any Subsidiary Bank with any regulatory authority and provided to the Lender either prior to the Effective Date or pursuant to Section 6.1(c), are true, complete and correct in all material respects.

5.5 Material Adverse Change. Since June 30, 2014, there has been no change in the business, Property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, that could reasonably be expected to have a Material Adverse Effect.

5.6 Taxes. The Borrower and its Subsidiaries have filed all United States federal and state income Tax returns and all other material Tax returns that are required to be filed by them and have paid all United States federal and state income Taxes and all other material Taxes due from the Borrower and its Subsidiaries, including, without limitation, pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with

GAAP and as to which no Lien exists. No Tax Liens have been filed and no claims are being asserted with respect to any such Taxes. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any Taxes or other governmental charges are adequate. Borrower is not aware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower or any Subsidiary that could reasonably be expected to be material and adverse to the Borrower and its Subsidiaries, taken as a whole.

5.7 Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any Authorized Officer, threatened against or affecting the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect or that seeks to prevent, enjoin or delay the making of any Loan. Other than any liability incident to any litigation, arbitration or proceeding that could not reasonably be expected to have a Material Adverse Effect, the Borrower has no material Contingent Obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8 Subsidiaries. Schedule 5.8(a) contains an accurate list of all Subsidiaries of the Borrower as of the Effective Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries and designating which Subsidiaries are Subsidiary Banks. Schedule 5.8(b) contains, as of the Effective Date, an accurate organizational chart, showing the ownership structure of Borrower and each Subsidiary as of the Effective Date. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable. Borrower is the sole legal owner of all of the outstanding shares of common stock of Xenith Bank, and Xenith Bank is the sole legal owner of all the outstanding equity interests of its Subsidiaries. As of the Effective Date, there are no warrants or options, or any agreements to issue any warrants or options, outstanding with respect to any class of equity interests of Xenith Bank or any other Subsidiary. Each Subsidiary Bank is “well capitalized” (as defined in 12 CFR § 325.103(b)(1)), and the Subsidiary Banks on a combined basis are “well capitalized” (as defined in 12 CFR § 325.103(b)(1)). No Subsidiary Bank is subject to any Regulatory Action that has not been disclosed in the Borrower’s call reports filed before the Effective Date.

5.9 ERISA. With respect to each Plan, the Borrower and all ERISA Affiliates have paid all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code and could not reasonably be subject to a lien under Section 430(k) of the Code or Title IV of ERISA. Neither the Borrower nor any ERISA Affiliate has filed, pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, an application for a waiver of the minimum funding standard. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in material liability.

5.10 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11 Federal Reserve Regulations. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock, or to refund or repay indebtedness originally incurred for such purposes or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of The Board of Governors of the Federal Reserve System, including without limitation, Regulations G, U, T or X thereof, as amended. Borrower agrees to execute, or cause to be executed, all instruments necessary to comply with all of the requirements of Regulation U of The Board of Governors of the Federal Reserve System.

5.12 Material Agreements. Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions in (i) any agreement to which it is a party, or (ii) any agreement or instrument evidencing or governing Indebtedness (the agreements and instruments referenced in clauses (i) and (ii) collectively, the “Material Agreements”), which default could reasonably be expected to have a Material Adverse Effect.

5.13 Compliance With Laws.

(a) The Borrower and its Subsidiaries are in compliance in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower has complied in all material respects with all federal, state and local laws pertaining to bank holding companies, including without limitation, the Bank Holding Company Act of 1956, as amended.

(c) None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of any of the foregoing (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(d) None of the Borrower, none of its Subsidiaries and, to the knowledge of any Authorized Officer, none of the respective officers, directors, brokers or agents of any of the foregoing is an Embargoed Person.

(e) None of the Borrower, none of its Subsidiaries and, to the knowledge of the Borrower, none of the respective officers, directors, brokers or agents of any of the foregoing (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(f) The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries, and their respective officers, directors, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the knowledge of any Authorized Officer, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Loan made hereunder or use of proceeds thereof will violate Anti-Corruption Laws or applicable Sanctions.

5.14 Ownership of Properties. Except as set forth in Schedule 5.14, on the date of this Agreement, the Borrower and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.14, to all of the Property and assets reflected in the Borrower’s most recent consolidated financial statements provided to the Lender as owned by the Borrower and its Subsidiaries (other than as may have been disposed of in a manner permitted by Section 6.12).

5.15 Plan Assets; Prohibited Transactions. The Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16 Environmental Matters. In the ordinary course of its business, the Borrower considers the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which its responsible officers identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that its Property and operations and those of its Subsidiaries are in material compliance with applicable Environmental Laws and that none of Borrower and its Subsidiaries is subject to any liability under Environmental Laws that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. No Authorized Officer has received any notice to the effect that the Property and/or operations of the Borrower and its Subsidiaries are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Material, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.18 Insurance. The Borrower maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies insurance on all their Property and liability insurance in such amounts, subject to such deductibles and self-insurance retentions and covering such Properties and risks as are consistent with sound business practice.

5.19 Solvency.

(a) Immediately after the consummation of the transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis will exceed the debts and liabilities, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the Effective Date.

(b) The Borrower does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20 No Default. No Default or Event of Default has occurred and is continuing.

5.21 Subordinated Indebtedness. As of the Effective Date, other than as set forth in Schedule 5.21, none of the Borrower or any of its Subsidiaries has (a) any Subordinated Indebtedness or (b) any Indebtedness in excess of $5,000,000 that has been contractually subordinated to any other Indebtedness of the Borrower. At any time, the Obligations are “Senior Debt” or “Designated Senior Debt” or like term under any Subordinated Indebtedness of the Borrower or any of its Subsidiaries.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Lender otherwise consents in writing:

6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with GAAP, and furnish to the Lender:

(a) As soon as available, but in any event within 120 days after the end of each fiscal year of the Borrower, an unqualified (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP) audit report certified by Grant Thornton LLP or any other independent certified public accountants reasonably acceptable to the Lender (such certification to (x) not contain any going concern modifier and (y) contain an opinion stating that such consolidated financial statements present fairly, in all material respects, the financial position of the Borrower and its Subsidiaries as of the applicable period and the results of its operations and its cash flows for each of the two years then ended, in conformity with GAAP), prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements, a statement of cash flows, shareholders’ equity and notes thereto, accompanied by any management letter prepared by such accountants.

(b) As soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated profit and loss and reconciliation of surplus statements (including sufficient detail for independent calculation of the financial covenants set forth in Section 6.18), a statement of cash flows and shareholders’ equity for the period from the beginning of such fiscal year to the end of such quarter and notes thereto, all certified by its chief financial officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Borrower and its Subsidiaries at such dates and for such periods, subject to normal year-end adjustments.

(c) As soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, budgeted financial projections for such fiscal year, including, without limitation, forecasted balance sheets and statements of income and loss.

(d) As soon as available, but in any event within 60 days after the end of each fiscal quarter of the Borrower, copies of the quarterly (and where appropriate, annual) call reports and other regulatory reports, including, without limitation, FRY-9C, FRY-9LP and FFIEC 041 reports filed by the Borrower or any Subsidiary Bank with any regulatory authority, provided that, for any period for which the Borrower is required to file such FRY-9C, FRY-9LP and FFIEC 041 reports semi-annually, only such semi-annual reports shall be delivered within 60 days after June 30 and December 31.

(e) Together with the financial statements required under Section 6.1(a) and (b), a compliance certificate in substantially the form of Exhibit A signed by its chief financial officer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

(f) Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(g) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports that the Borrower or any of its Subsidiaries files with the U.S. Securities and Exchange Commission.

(h) As soon as available, to the extent allowed by law, copies of all Regulatory Actions that have not been disclosed in the Borrower’s most recent call report delivered to the Lender affecting or pertaining to the Borrower or any Subsidiary Bank.

(i) Upon any Authorized Officer becoming aware of any adverse development in any Regulatory Action, a notice from the Borrower describing the nature thereof, the nature and status of such Regulatory Action, and, within a reasonable time thereafter, what action the Borrower proposes to take with respect thereto.

(j) Such other business or financial information as the Lender may from time to time reasonably request.

Any financial statement required to be furnished pursuant to Section 6.1(a), (b), (d) or (f) shall be deemed to have been furnished on the date on which the Lender receives notice that the Borrower has filed such financial statement with (i) the U.S. Securities and Exchange Commission and is available on the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Lender without charge or (ii) the Federal Reserve System and is available on the Internet at www.ffiec.gov, www.ffiec.gov/nicpubweb/nicweb/nichome.aspx, or any successor government website that is freely and readily available to the Lender without charge; provided that the Borrower shall give notice of any such filing to the Lender. Notwithstanding the foregoing, the Borrower shall deliver paper or electronic copies of any such financial statement to the Lender if the Lender requests the Borrower to furnish such paper or electronic copies until written notice to cease delivering such paper or electronic copies is given by the Lender.

If any information that is required to be furnished to the Lender under this Section 6.1 is required by law or regulation to be filed by the Borrower with a government body on an earlier date, then the information required hereunder shall be furnished to the Lender promptly after such earlier date.

6.2 Use of Proceeds. The Borrower will, and will cause each Subsidiary to, use the proceeds of Loans for bank regulatory capital and other lawful corporate purposes. The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of any Loan to purchase or carry any “margin stock” (as defined in Regulation U).

6.3 Notice of Material Events. The Borrower will, and will cause each Subsidiary to, give notice in writing to the Lender, promptly and in any event within 10 days after an Authorized Officer obtains knowledge thereof, of the occurrence of any of the following:

(a) any Default or Event of Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority (including pursuant to any applicable Environmental Laws) against or affecting the Borrower or any Affiliate thereof that (i) if adversely determined, could reasonably be expected to result in liability in excess of $5,000,000 or (ii) seeks to prevent, enjoin or delay the making of any Loan;

(c) with respect to a Plan, (i) any failure to pay all required minimum contributions and installments on or before the due dates provided under Section 430(j) of the Code or (ii) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in material liability;

(e) any material change in accounting policies of, or financial reporting practices by, the Borrower or any Subsidiary; and

(f) any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Officer setting forth the details of the event or development requiring such notice and, within a reasonable time after such notice, a statement detailing any action taken or proposed to be taken with respect thereto.

6.4 Conduct of Business. The Borrower will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5 Taxes. The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings, with respect to which adequate reserves have been set aside in accordance with GAAP.

6.6 Insurance. The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property and liability insurance in such amounts, subject to such deductibles and self- insurance retentions and covering such Properties and risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried. The Borrower shall maintain coverage under a banker’s blanket bond in an amount at least equal to the minimum coverage recommended by the applicable regulatory authority(ies), plus such excess fidelity coverage as the Lender may reasonably request from time to time. Promptly after Lender’s request therefor, Borrower shall provide the Lender with evidence that Borrower and each Subsidiary maintain, the insurance required under this Section 6.6, and evidence of the payment of all premiums therefor.

6.7 Compliance with Laws and Material Contractual Obligations. The Borrower will, and will cause each Subsidiary to, (i) comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws and (ii) perform in all material respects its obligations under Material Agreements to which it is a party.

6.8 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear and casualty damage for which the Borrower and its Subsidiaries have sufficient insurance coverage excepted, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9 Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each Subsidiary to, upon prior written notice to the Borrower and during normal business hours, permit the Lender, by their respective representatives and agents, at the Borrower’s expense, to inspect any of the Property, books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at reasonable times and intervals.

6.10 Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a) The Loans;

(b) Subordinated Indebtedness;

(c) Indebtedness existing on the date hereof and described in Schedule 6.10 and any renewal or extension of such Indebtedness that does not increase the principal amount thereof;

(d) Indebtedness arising under Rate Management Transactions or other Financial Contracts, if any, in each case, that are entered into in the ordinary course of business and are non-speculative in nature;

(e) Indebtedness securing Liens described in, and permitted under, Section 6.14(h) or 6.14(k); or

(f) Other Indebtedness, provided that the aggregate principal amount of such other Indebtedness does not exceed $10,000,000 at any time outstanding.

6.11 Merger. The Borrower will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that (i) a Subsidiary may merge, consolidate, liquidate or dissolve into the Borrower (with the Borrower being the survivor thereof, and with the Borrower being the survivor of any merger with any Subsidiary), (ii) a Subsidiary may merge, consolidate, liquidate or dissolve into another Subsidiary, and (iii) the Borrower or any Subsidiary may merge or consolidate with or into any Person other than the Borrower or a Subsidiary in order to effect a Permitted Acquisition (with the Borrower or such Subsidiary being the survivor thereof).

6.12 Sale of Assets. The Borrower will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its Property to any other Person, except:

(a) Sales of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business.

(b) The sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such replacement equipment.

(c) Leases, sales or other dispositions of its Property that, together with all other Property of the Borrower and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the 12-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute a Substantial Portion of the Property of the Borrower and its Subsidiaries taken as a whole; provided however that, notwithstanding the foregoing, no lease, sale or other disposition under this clause (c) shall be permitted if such lease, sale or other disposition would violate Section 6.22 of this Agreement.

(d) Sales of loans and securities by any Bank Subsidiary in the ordinary course of its banking business in accordance with safe and sound banking practices and applicable laws and regulations.

6.13 Acquisitions; Investments. The Borrower will not, nor will it permit any Subsidiary to, (i) make or commit to make any Acquisitions or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation by way of merger, consolidation or other combination, (ii) purchase or acquire, or make any commitment to purchase or acquire, any equity interests or any other securities of, or any interest in any Person, or (iii) make or purchase any advance, loan, extension of credit or capital contribution to or any other investment in, any Person (the items in (i), (ii) and (iii) above, collectively, referred to as “Investments”), except:

(a) One or more Permitted Acquisitions;

(b) Cash and Cash Equivalents;

(c) Investments in the form of loans and other advances made or securities purchased or held in the ordinary course of the banking business of the Subsidiary Bank(s) in accordance with safe and sound banking practices and applicable laws and regulations;

(d) Investments by Borrower or any Subsidiary in their respective Subsidiaries in the form of capital contributions and investments in the form of capital contributions, loans or extensions of credit by any Subsidiary in any of its subsidiaries;

(e) Investments existing on the Effective Date and set forth on Schedule 6.13;

(f) Investments held by Subsidiaries acquired after the Effective Date in a Permitted Acquisition or of a Person merged into the Borrower or into a Subsidiary in a Permitted Acquisition to the extent such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;

(g) Investments consisting of non-cash loans or non-cash advances made by Borrower to its officers, directors and employees or those of one of its Subsidiaries which are used by such Persons to purchase promptly thereafter equity interests or options (or like instruments) in Borrower; and

(h) other Investments by the Borrower or any Subsidiary in an aggregate amount not to exceed $10,000,000.

6.14 Liens. The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of, or on the Property of the Borrower or any of its Subsidiaries, except:

(a) Liens for taxes, assessments or governmental charges or levies on its Property that are not at the time delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(b) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business that secure payment of obligations not more than 60 days past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

(c) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(d) Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to Properties of a similar character that do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or its Subsidiaries.

(e) Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off, or similar rights and remedies as to deposit accounts, securities accounts, or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by Borrower or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Borrower or any Subsidiary to provide collateral to the depository institution.

(f) Liens existing on the date hereof and described in Schedule 6.14.

(g) Liens on Property acquired in a Permitted Acquisition, provided that such Liens are not “blanket” or all-asset Liens, extend only to the specific Property so acquired, and were not created in contemplation of such acquisition.

(h) Liens securing purchase money indebtedness and Capitalized Lease Obligations in an aggregate amount not exceeding $10,000,000 outstanding at any time; provided that such Liens are not “blanket” or all-asset Liens and extend only to the specific Property so acquired.

(i) Liens securing judgments that do not give rise to an Event of Default under Section 7.9.

(j) Liens securing government deposits at any Subsidiary Bank.

(k) Liens on Property and assets of any Subsidiary Bank that secure indebtedness of any Subsidiary Bank to creditors (including Federal Home Loan Banks, the Federal Reserve and in connection with repurchase transactions) in the ordinary course of its banking business in accordance with safe and sound banking practices and applicable laws and regulations.

(l) Liens in the form of cash collateral securing Indebtedness of the Borrower or any of its Subsidiaries of the type described in Section 6.10(d).

(m) Other Liens securing Indebtedness, provided that the aggregate principal amount of Indebtedness secured by Liens described in this clause (m) at any time does not exceed $5,000,000 at any time outstanding.

Notwithstanding anything in this Section 6.14 to the contrary, in no event shall any Liens be permitted to the extent any such Liens would result in a breach or violation of Section 6.21 of this Agreement.

6.15 Affiliates. The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arms-length transaction.

6.16 Subordinated Indebtedness. The Borrower will not, and will not permit any Subsidiary to, make any amendment or modification to the indenture, note or other agreement evidencing or governing any Subordinated Indebtedness, or directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Subordinated Indebtedness other than as permitted under an accompanying subordination agreement in form and substance satisfactory to the Lender.

6.17 Restricted Payments. The Borrower will not, nor will it permit any Subsidiary to, make any Restricted Payment, except that, to the extent legally permissible: (i) any Subsidiary may declare and pay dividends or make distributions to the Borrower or to a Wholly-Owned Subsidiary, and (ii) the Borrower may declare and pay dividends on its capital stock provided that no Event of Default shall exist before or after giving effect to such dividends or be created as a result thereof.

6.18 Financial Covenants.

(a) Regulatory Capital. The Borrower (a) shall be “well capitalized” (as defined in 12 C.F.R. § 225.2(r)(1)) at all times, (b) shall cause each Subsidiary Bank to be “well capitalized” (as defined in 12 C.F.R. § 325.103(b)(1)) at all times and (c) shall cause the Subsidiary Bank(s) on a combined basis to be “well capitalized” (as defined in 12 C.F.R. § 325.103(b)(1)) at all times.

(b) Total Risk-Based Capital Ratio. The Borrower will not permit the Total Risk-Based Capital Ratio of the Subsidiary Bank(s) on a combined basis, in each case (expressed as a percentage) to be less than 11.5% as of the last day of any fiscal quarter.

(c) Non-Performing Assets to Tangible Primary Capital Ratio. The Borrower will not permit the ratio of Non-Performing Assets to Tangible Primary Capital of the Subsidiary Bank(s) on a combined basis (expressed as a percentage) to be greater than 30% as of the last day of any fiscal quarter.

(d) Loan Loss Reserves. The Borrower shall cause the Subsidiary Bank(s), on a combined basis, to maintain the ratio of Loan Loss Reserves to Non-Performing Loans (expressed as a percentage) at all times equal to or in excess of 70%.

(e) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, determined for the Borrower and its Subsidiaries on a consolidated basis as of the end of each of its fiscal quarters for the then most-recently ended four fiscal quarters, to be less than 1.25 to 1.0.

6.19 Fiscal Year. The Borrower will not, nor will it permit any Subsidiary to, change its fiscal year to end on a day other than December 31.

6.20 Further Assurances. The Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions, that may be required by law or that the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents, all in form and substance reasonably satisfactory to the Lender and all at the expense of the Borrower.

6.21 Subsidiary Shares. The Borrower will not, directly or indirectly, authorize or issue, or permit any Subsidiary Bank to authorize or issue, any new types, varieties or classes of equity interests of any Subsidiary Bank or any Subsidiary of any Subsidiary Bank, either preferred or common, voting or nonvoting, or any bonds or debentures (subordinated or otherwise) convertible into any equity interests of any Subsidiary Bank or such Subsidiary, or any stock options or warrants, or authorize or issue any additional shares of any existing class of any equity interests of any Subsidiary Bank or any such Subsidiary, or grant any Person other than the Lender any proxy for existing equity interests, or cause or allow or declare any stock splits or take any other action which could, directly or indirectly, decrease Borrower’s ownership interest in any Subsidiary Bank or any such Subsidiary to a level below the percentage of equity interests Borrower holds in any Subsidiary Bank or any such Subsidiary as of the Effective Date. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary Bank or any Subsidiary of any Subsidiary Bank to directly or indirectly create, assume, incur, suffer or permit to exist any pledge, encumbrance, security interest, assignment, Lien or charge of any kind or character on the equity interests of any Subsidiary Bank or any such Subsidiary. Borrower shall not itself, nor shall it cause, permit or allow any Subsidiary Bank or any such Subsidiary to sell, transfer, issue, reissue or exchange, or grant any option with respect to, any equity interests of any Subsidiary Bank or any such Subsidiary.

6.22 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rend or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

6.23 Burdensome Agreements. The Borrower will not, nor will it permit any Subsidiary to, enter into any agreement, directly or indirectly (other than this Agreement and the other Loan Documents) that (i) limits the ability of (A) any Subsidiary to make Restricted Payments to the Borrower or any other Subsidiary or to otherwise transfer property to the Borrower or any other Subsidiary, (B) of any Subsidiary to guarantee the Indebtedness of the Borrower or (C) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (ii) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

6.24 Payment of Obligations. The Borrower will pay and discharge each of the Obligations at or prior to the time each such Obligation becomes due and payable.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute an Event of Default (each, an “Event of Default”):

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Loan, or any certificate or information delivered in connection with this Agreement or any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) on the date made or confirmed.

7.2 The Borrower fails to pay any (i) principal of any Loan when due or (ii) interest upon any Loan, any non-usage fee, or any other obligation under any of the Loan Documents within three Business Days after it becomes due.

7.3 The Borrower breaches any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.21, 6.22 or 6.23.

7.4 The Borrower breaches (other than a breach that constitutes an Event of Default under another Section of this Article VII) any of the terms or provisions of this Agreement or any other Loan Document and such breach is not remedied within 30 days after the earlier of (i) an Authorized Officer becoming aware of such breach and (ii) the Lender notifying the Borrower of such breach.

7.5 The Borrower or any of its Subsidiaries fails to pay when due (beyond any applicable grace period) any payment (whether of principal, interest or any other amount) in respect of any Material Indebtedness (provided that, in the case of Rate Management Obligations, the amount counted for this purpose shall be the amount payable by Borrower and its Subsidiaries if such Rate Management Obligations were terminated at such time); the Borrower or any of its Subsidiaries defaults in the performance (beyond any applicable grace period) of any term, provision, or condition in any Material Indebtedness Agreement, or any other event or condition occurs, which causes, or permits the holder(s) of such Material Indebtedness or the lender(s) under any Material Indebtedness Agreement to cause, any portion of such Material Indebtedness to become due prior to its stated maturity or any commitment to lend under any Material Indebtedness Agreement to be terminated prior to its stated expiration date; any portion of Material Indebtedness of the Borrower or any of its Subsidiaries is declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries does not pay, or admits in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any of its Subsidiaries (i) has an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) makes an assignment for the benefit of creditors, (iii) applies for, seeks, consents to, or acquiesces in the appointment of a receiver, custodian, trustee, examiner, liquidator, or similar official for it or any Substantial Portion of its Property, (iv) institutes any proceeding seeking an order for relief under the federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeks dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) takes any corporate, limited liability company or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fails to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval, or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator, or similar official is appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) is instituted against the Borrower or any of its Subsidiaries, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for 30 consecutive days.

7.8 Any court, government, or governmental agency condemns, seizes, or otherwise appropriates, or takes custody or control of, all or any portion of the Property of the Borrower and its Subsidiaries that, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the 12-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9 The Borrower or any of its Subsidiaries fails within 30 days to pay, obtain a stay with respect to, or otherwise discharge one or more judgments or orders for the payment of money in excess of $10,000,000 (or the equivalent thereof in currencies other than Dollars) in the aggregate, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith, or any action is legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any of its Subsidiaries to enforce any such judgment.

7.10(a) With respect to a Plan, the Borrower or an ERISA Affiliate is subject to a lien in excess of $5,000,000 pursuant to Section 430(k) of the Code or Section 302(c) of ERISA or Title IV of ERISA, or (b) an ERISA Event has occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in material liability.

7.11 Any Change in Control occurs.

7.12 Intentionally Omitted.

7.13 Any Loan Document fails to remain in full force or effect, unless such Loan Document is cancelled or terminated in writing by the Lender.

7.14(i) The Borrower or any Subsidiary Bank becomes subject to any Regulatory Action that could reasonably be expected to have a Material Adverse Effect, (ii) any Subsidiary

Bank shall cease to be an “insured bank” under or within the meaning of the Federal Deposit Insurance Act of 1959, (iii) any Subsidiary Bank is prohibited by law or regulation from making dividends or other distributions to Borrower and a request to permit such dividends to the appropriate state or federal regulatory agency has been denied, or (iv) any Subsidiary Bank has been notified that it is considered an institution in “troubled condition” within the meaning of 12 U.S.C. Section 1831i and the regulations promulgated thereunder.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration; Remedies. If any Event of Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lender to make Loans under the Delayed Draw Term Loan Commitment shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Lender. If any other Event of Default occurs and is continuing, the Lender may, upon written notice to the Borrower, terminate or suspend the obligations to make Loans under the Delayed Draw Term Loan Commitment or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby expressly waives. Upon the occurrence and during the continuation of any Event of Default, the Lender may exercise all rights and remedies under the Loan Documents and enforce all other rights and remedies under applicable law.

8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Obligations have automatically become immediately due and payable as set forth in the first sentence of Section 8.1), the Lender shall apply any amounts it receives on account of the Obligations in the following order:

(a) First, to payment of fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Lender and amounts payable under Article III) payable to the Lender;

(b) Second, to payment of accrued interest on the Loans;

(c) Third, to payment of all Obligations; and

(d) Last, the balance, if any, to the Borrower or as otherwise required by law.

8.3 Amendments. Neither this Agreement, any Note nor any other Loan Document may be amended or modified except in a writing signed by the parties hereto.

8.4 Preservation of Rights. No delay or omission of the Lender to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Event of Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of an Event of Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan

Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to Section 8.3, and then only to the extent in such writing specifically set forth. All remedies in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations have been paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower in this Agreement shall survive the making of the Loans.

9.2 Governmental Regulation. Anything in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding between the Borrower and the Lender and supersede all prior agreements and understandings between the Borrower and the Lender relating to the subject matter thereof.

9.5 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

9.6 Expenses; Indemnification.

(a) The Borrower shall reimburse the Lender upon demand for all reasonable and documented out-of-pocket expenses paid or incurred by the Lender, including, without limitation, reasonable fees, charges and disbursements of outside counsel to the Lender in connection with the preparation, negotiation, execution, and delivery of the Loan Documents and the preparation or review, negotiation, execution and delivery of any amendment or modification of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses, including, without limitation, fees, charges and disbursements of outside counsel to the Lender incurred from time to time, paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.

(b) The Borrower hereby further agrees to indemnify and hold harmless the Lender, its Affiliates, and each of their respective directors, officers and employees, agents, representatives and advisors against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, attorneys’ fees, charges and disbursements and settlement costs (including, without limitation, all expenses of litigation or preparation therefor) whether or not the Lender or any Affiliate is a party thereto) that any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, any actual or alleged presence or release of Hazardous Materials on or from any Property owned or operated by Borrower or any of its Subsidiaries, any environmental liability related in any way to Borrower or any of its Subsidiaries, or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, or the direct or indirect application or proposed application of the proceeds of any Loan except, with respect to the Person seeking indemnification, to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence, material breach in bad faith, or willful misconduct of such Person seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Reserved.

9.8 Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP in a manner consistent with that used in preparing the financial statements referred to in Section 5.4(a); provided, however that, notwithstanding any other provision herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (i) any election under Accounting Standards Codification Section 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value,” as defined therein, or (ii) any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Codification Subtopic 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. If at any time any change in GAAP or in any regulation (or interpretation or guidance with respect to any regulation) adopted by any bank regulatory authority after the Effective Date would affect the computation of any financial ratio or requirement set forth in Section 6.18 of this Agreement, then the Borrower, the Lender, and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP or such bank regulation, provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP and such bank regulation prior to such change therein and the Borrower shall provide to the Lender reconciliation statements showing the difference in such calculation, together with the delivery of monthly, quarterly and annual financial statements required hereunder.

9.9 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10 Nonliability of the Lender. The relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender. The Lender shall have no fiduciary responsibilities to the Borrower. The Lender undertakes no responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that the Lender shall have no liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Lender shall have no liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11 Confidentiality. The Lender agrees to hold any confidential information it may receive from the Borrower or its Subsidiaries in connection with this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender, (iii) as provided in Section 11.3(e), (iv) to regulatory officials, (v) to any Person as requested pursuant to or as required by law, regulation, or legal process, (vi) to any Person in connection with any legal proceeding to which it is a party, (vii) to its direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, (viii) to rating agencies if requested or required by such agencies in connection with a rating relating to the Loans, (ix) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (x) with the consent of the Borrower and (xi) to the extent such information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Lender on a non-confidential basis from a source other than the Borrower. Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and the Lender with respect to any confidential information previously or hereafter received by the Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by the Lender with respect to such confidential information.

9.12 Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Loans.

9.13 Disclosure. The Lender hereby acknowledges that it and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.14 USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA PATRIOT Act of 2001, 31 U.S.C. Section 5318:

The Lender is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) and hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

ARTICLE X

SETOFF; RATABLE PAYMENTS

10.1 Setoff. The Borrower hereby grants the Lender a security interest in all deposits, credits, and deposit accounts (including all account balances, whether provisional or final and whether or not collected or available) of the Borrower with the Lender or any Affiliate of the Lender (the “Deposits”) to secure the Obligations. In addition to, and without limitation of, any rights of the Lender under applicable law, if the Borrower becomes insolvent, however evidenced, or any Event of Default occurs and is continuing, Borrower authorizes the Lender to offset and apply all such Deposits toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, are then due and regardless of the existence or adequacy of any collateral, guaranty, or other security, right or remedy available to the Lender.

ARTICLE XI

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

11.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of the Lender, (ii) any assignment by the Lender must be made in compliance with Section 11.3, and (iii) any transfer by participation must be made in compliance with Section 11.2. Any attempted assignment or transfer by any party not made in compliance with this Section 11.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with the terms of this Agreement. The parties to this Agreement acknowledge that clause (ii) of this Section 11.1 relates only to absolute assignments and this Section 11.1 does not prohibit any pledges or assignments by the Lender creating security interests, in all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided, however, that no such pledge or assignment creating a security interest shall release the transferor from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 11.3. The Lender may treat the Person that made any Loan or that holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 11.3; provided, however, that the Lender may in its discretion (but shall not be required to) follow instructions from the Person that made any Loan or that holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

11.2 Participations.

(a) Permitted Participants; Effect. The Lender may at any time sell to one or more entities (“Participants”) participating interests in all or any part of the Loans, any Note held by the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents provided that each the Lender may agree in its participation agreement with its Participant that the Lender will not vote to approve any amendment, modification or waiver with respect to any Loan Document.

(c) Benefit of Certain Provisions. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 10.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as the Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 10.1 with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 10.1, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared as if each Participant were a Lender hereunder. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 9.6 and 9.10 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 11.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.2 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) a Participant shall not be entitled to receive any greater payment under Section 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account (A) except to the extent such entitlement to receive a greater payment results from a change in treaty, law or regulation (or any change in the interpretation or administration thereof by any Governmental Authority) that occurs after the Participant acquired the applicable participation and (B), in the case of any Participant that would be a Non-U.S. Lender if it were the Lender, such Participant agrees to comply with the provisions of Section 3.5 to the same extent as if it were the Lender (it being understood that the documentation required under Section 3.5(f) shall be delivered to the participating Lender). In the event that the Lender sells a participation, the Lender shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in any Loan, any Note, or any other obligations under the Loan Documents (the “Participant Register”); provided that Lender shall have no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Loan, any Note or any other obligations under the Loan Documents) to any Person except to the extent that such disclosure is necessary to establish that such Loan, Note, or other obligation under the Loan Documents is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and the Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Lender shall have no responsibility for maintaining a Participant Register.

11.3 Assignments.

(a) Permitted Assignments. The Lender may at any time assign to one or more Eligible Assignees (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be substantially in the form of Exhibit B or in such other form reasonably acceptable to the Lender as may be agreed to by the parties thereto. Each such assignment with respect to a Purchaser that is not an Affiliate of the Lender or an Approved Fund shall either be in an amount equal to the entire commitment of the Lender hereunder or (unless the Borrower otherwise consents, such consents not to be unreasonably withheld or delayed) be in an aggregate amount not less than $4,000,000. The amount of the assignment shall be based on the subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. Notwithstanding the foregoing, any assignment by the Lender of all or any portion of its Delayed Draw Term Commitment hereunder shall require the written consent of the Borrower, such consent to be given or withheld by the Borrower in its sole discretion; provided that the consent of the Borrower shall not be required (i) if an Event of Default has occurred and is continuing or (ii) in the case of an assignment by the Lender to an Eligible Assignee following the merger or sale of all or substantially all of the assets of the Lender; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within five (5) Business Days after having received notice thereof.

(b) Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless the Purchaser is an Affiliate of the Lender or an Approved Fund, provided that the consent of the Borrower shall not be required (i) if an Event of Default has occurred and is continuing or (ii) in the case of an assignment by the Lender to an Eligible Assignee following the merger or sale of all or substantially all of the assets of the Lender; provided further that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the

Lender within five (5) Business Days after having received notice thereof. Any consent required under this Section 11.3(b) shall not be unreasonably withheld or delayed.

(c) Effect; Assignment Effective Date. Upon (i) delivery to the Lender of an assignment, together with any consents required by Section 11.3(a) and (b), and (ii) payment of a $3,500 fee to the Lender for processing such assignment (unless such fee is waived by the Lender), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the commitment under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lender and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the commitments assigned to such Purchaser without any further consent or action by the Borrower. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, the Lender shall cease to be the Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents that survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by the Lender of rights or obligations under this Agreement that does not comply with this Section 11.3 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 11.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 11.3(c), the transferor Lender and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective commitments, as adjusted pursuant to such assignment.

(d) Register. The Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States of America, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender, and the principal amounts (and stated interest) of the Loans owing to, the Lender, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

(e) Dissemination of Information. The Borrower authorizes the Lender to disclose to any Participant or Purchaser (or any prospective Participant or prospective Purchaser) or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in the Lender’s possession; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11.

(f) Certain Pledges. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto.

ARTICLE XII

NOTICES

12.1 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to the Borrower, to it at 901 E. Cary Street, Suite 1700, Richmond, VA 23219, Attention: Mr. Thomas W. Osgood, Executive Vice President and Chief Financial Officer, Facsimile: (804) 330-0007, with a copy to Mrs. Judy C. Gavant, Senior Vice President and Controller, Facsimile: (804) 433-2223;

(ii)	if to the Lender, to it at 710 Carillon Parkway, St. Petersburg, FL 33716, Attention: Mike Pelletier, Vice President, Corporate Banking, Facsimile: (727) 567-8830.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.1(b) shall be effective as provided in Section 12.1(b).

(b) Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender or as otherwise determined by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it or as it otherwise determines, provided that such determination or approval may be limited to particular notices or communications.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgement), provided that if such notice or other communication is not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto given in the manner set forth in this Section 12.1.

ARTICLE XIII

COUNTERPARTS; INTEGRATION; EFFECTIVENESS;

ELECTRONIC EXECUTION; ELECTRONIC RECORDS

13.1 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Article IV, this Agreement shall become effective when it has been executed by the Lender and the Lender has received counterparts hereof that, when taken together, bear the signatures of each of the parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

13.2 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any assignment and assumption agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other state laws based on the Uniform Electronic Transactions Act.

13.3 Electronic Records. The Lender is authorized to create electronic images and to destroy paper originals of any imaged documents, and any such images maintained by the Lender as a part of its normal business processes shall be given the same legal effect as the paper originals. The Lender is authorized, when appropriate, to convert any instrument into a “transferable record” under the Uniform Electronic Transactions Act (“UETA”), with the image of such instrument in the Lender’s possession constituting an “authoritative copy” under UETA.

ARTICLE XIV

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1 CHOICE OF LAW. THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

14.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER OR ANY AFFILIATE OF THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

14.3 WAIVER OF JURY TRIAL. THE BORROWER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement as of the date first above written.

XENITH BANKSHARES, INC., as Borrower

By:	/s/ Thomas W. Osgood
Name:	Thomas W. Osgood
Title:	Executive Vice President and Chief Financial Officer

RAYMOND JAMES BANK, N.A., as Lender

By:	/s/ Michael G. Pelletier
Name:	Michael G. Pelletier
Title:	Vice President, Corporate Banking

[Signature Page – Credit Agreement]

SCHEDULE 1

Commercial Lending Banks/Cash Equivalents

Community Bankers Bank

Sch. 1

SCHEDULE 5.8(a)

Subsidiaries

Subsidiary	State of Organization	% Owned By Borrower or Other Subsidiaries	Subsidiary Bank (Y/N)
Xenith Bank	Virginia	Borrower - 100%	Y
XB Holdings I, LLC	Virginia	Subsidiary Bank – 100%	N
XB Part Holdings, LLC	Virginia	Subsidiary Bank – 100%	N
VBB Real Estate Holdings I, LLC	Virginia	Subsidiary Bank – 100%	N
Middle Peninsula Properties LLC	Virginia	Subsidiary Bank – 100%	N

Sch. 5.8

SCHEDULE 5.8(b)

Organizational Chart

Sch. 5.8

SCHEDULE 5.14

Properties

None.

Sch. 5.14-1

SCHEDULE 5.21

Subordinated Indebtedness

None.

Sch. 5.21-1

SCHEDULE 6.10

Indebtedness

Creditor	Maturity Date	Amount
Federal Home Loan Bank	None	Varies with collateral value; value was $39,709,776 as of September 26, 2014; $20,000,000 outstanding
Federal Reserve Bank (Overnight Discount Window)	None	Varies with collateral value; value was $114,497,400.41 as of September 25, 2014
CenterState Bank (Fed Funds Line)	None	$25,000,000; $0 outstanding at September 26, 2014
SunTrust Bank (Fed Funds Line)	None	$15,000,000; $0 outstanding at September 26, 2014
Community Bankers Bank (Fed Funds Line)	February 1, 2015	$9,000,000; $0 outstanding at September 26, 2014
Wells Fargo Bank (Fed Funds Line)	None	$8,000,000; $0 outstanding at September 26, 2014
First Tennessee Bank (Fed Funds Line)	June 30, 2015	$5,000,000; $0 outstanding at September 26, 2014
Supplemental Executive Retirement Plan (former Colonial Virginia Bank executives)		Approximately $2.4 million at June 30, 2014.

Sch. 6.10-1

SCHEDULE 6.13

Investments

1.	Stifel Money Market Account (purpose is to fund the purchase of shares under share repurchase program; balance at June 30, 2014 was approximately $38,000)

2.	Raymond James Brokerage Account (purpose is to receive funds on the occurrence of employee and director exercises of stock options)

3.	Bankers Title, LLC (owned by banks for performing title work; investment approximately $30,000)

4.	Farragut Mezzanine Partners III, LP (SBIC; total investment commitment is $1,000,000; investment as of September 26, 2014 was $650,000)

5.	Bank Owned Life Insurance (31 total policies - 26 policies covering 13 employees; 5 policies covering former Colonial Virginia Bank employees; policies are with Midland National Life Insurance, New York Life, John Hancock, Sun Life, Northwestern Mutual, Pacific Life, New York Life)

6.	Colonial Virginia Bank Executive Retirement Plan Trust (rabbi trust)

7.	Federal Reserve Stock (required of member banks)

8.	Federal Home Loan Bank Stock (required of member banks)

Sch. 6.13-1

SCHEDULE 6.14

Liens

Debtor	Secured Party	Collateral
Xenith Bank	Federal Home Loan Bank	Loans
Xenith Bank	Federal Reserve Bank	Loans

Sch. 6.14-1

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:	Raymond James Bank, as Lender pursuant to the

Credit Agreement described below

This Compliance Certificate is furnished pursuant to the Credit Agreement dated as of September 30, 2014 (as amended, modified, renewed or extended from time to time, the “Agreement”) between Xenith Bankshares, Inc. (the “Borrower”) and Raymond James Bank, N.A., as Lender. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected [                    ] of the Borrower;

2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event that constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;

4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct; and

5. Schedule II attached hereto sets forth the various reports and deliveries that are required at this time under the Agreement and the other Loan Documents and the status of compliance. The consolidated financial statements delivered with this Certificate in accordance with Section 6.1(a) and/or Section 6.1(b) of the Agreement fairly present, in all material respects, in accordance with GAAP, the consolidated financial position and the results of operations of the Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments).

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

[

Ex. A-1

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this [    ] day of [            ], 20[    ].

[NAME OF OFFICER OF BORROWER]

By:

Name

Title:

Ex. A-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of [            ], 20[    ] with

Provisions of Section 6.18 of

the Agreement

Section 6.18(a) (Regulatory Capital):

The Borrower [is] / [is not] “well capitalized”.

Each Subsidiary Bank [is] / [is not] “well capitalized” on an individual basis and the Subsidiary Banks on a combined basis

[are] / [are not] “well capitalized”

[To the extent the covenant is not maintained, the following Subsidiary Bank(s) [is] [are] not “well capitalized.” ]

Section 6.18(b) (Total Risk-Based Capital Ratio): Total Risk-Based Capital Ratio of the Subsidiary Bank(s) on a combined basis (Minimum: 11.5%)	%

Section 6.18(c) (Non-Performing Assets to Tangible Primary Capital Ratio): Non-Performing Assets to Tangible Primary Capital of the Subsidiary Bank(s)on a combined basis (Maximum: 30%)	%

Section 6.18(d) (Loan Loss Reserves): Loan Loss Reserves to Non-Performing Loans of the Subsidiary Bank(s) on a combined basis (Minimum: 70%)	%

Section 6.18(e) (Fixed Charge Coverage Ratio): Fixed Charge Coverage Ratio of the Borrower and its Subsidiaries on a consolidated basis (Minimum: 1.25x)

Ex. A-3

SCHEDULE I TO COMPLIANCE CERTIFICATE (continued)

Attached are the financial data and computations evidencing the Borrower’s compliance with the covenants set forth in Section 6.18 of the Agreement, all of which data and computations are true, complete and correct.

[attached]

Ex. A-4

SCHEDULE II TO COMPLIANCE CERTIFICATE

Report and Deliveries Currently Due

Ex. A-5

EXHIBIT B

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Lender as contemplated below, the interest in and to all of the Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including without limitation any letters of credit, guaranties and swing line loans included in such facilities and, to the extent permitted to be assigned under applicable law, all claims (including without limitation contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity), suits, causes of action and any other right of the Assignor against any Person whether known or unknown arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby) (the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[ ]

2.	Assignee:	[ ] [and is an Affiliate/Approved Fund of [identify Lender][1]

3.	Borrower:	Xenith Bankshares, Inc.

4.	Lender:	Raymond James Bank, N.A.

5.	Credit Agreement:	The $15,000,000 Credit Agreement dated as of September 30, 2014, between the Borrower and the Lender.

[1]	Select as applicable.

Ex. B-1

6.	Assigned Interest:

	Facility	Assigned Aggregate Amount of Commitment/Loans	Amount of Commitment/Loans	Percentage Assigned of
		for the Lender[2]	Assigned[3]	Commitment/Loans[4]
		$[ ]	$[ ]	[ ]%

7. Trade Date: [                    ]5

Effective Date: [            ], 20[    ] [TO BE INSERTED BY LENDER AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER BY THE LENDER]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and] Accepted:
[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[2]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[3]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[4]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[5]	Insert if satisfaction of minimum amounts is to be determined as of the Trade Date.

Ex. B-2

ANNEX 1

TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby. Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency, perfection, priority, collectability, or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Documents, (v) inspecting any of the Property, books or records of the Borrower, or any guarantor, or (vi) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) agrees that its payment instructions and notice instructions are as set forth in Schedule 1 to this Assignment and Assumption, (iv) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, (v) agrees to indemnify and hold the Assignor harmless against all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment and Assumption, (vi) it has received a copy of the Credit Agreement, together with copies of financial statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Lender, and (vii) attached as Schedule 1 to this Assignment and Assumption is any documentation required to be delivered by the Assignee with respect to its tax status pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in

Ex. B-3

accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. The Assignee shall pay the Assignor, on the Effective Date, the amount agreed to by the Assignor and the Assignee. From and after the Effective Date, the Lender shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Ex. B-4

EXHIBIT C

FORM OF BORROWING NOTICE

TO: Raymond James Bank, N.A. as Lender (the “Lender”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September 30, 2014, between Xenith Bankshares, Inc. (the “Borrower”) and the Lender.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to the Lender a request for borrowing pursuant to Section 2.3 of the Credit Agreement, and the Borrower hereby requests to borrow on [            ], 20[    ] (the “Borrowing Date”):

An aggregate principal amount of $[        ] in a Delayed Draw Term Loan as:

The undersigned hereby certifies to the Lender that (i) the representations and warranties in Article V of the Credit Agreement are (a) with respect to any representations or warranties that contain a materiality qualifier, true and correct in all respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all respects on and as of such earlier date and (b) with respect to any representations or warranties that do not contain a materiality qualifier, true and correct in all material respects as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date; (ii) at the time of and immediately after giving effect to such Loan, no Default or Event of Default shall have occurred and be continuing; and (iii) all other relevant conditions set forth in Section 4.2 of the Credit Agreement have been satisfied.

[SIGNATURE PAGE FOLLOWS]

Ex. C-1

IN WITNESS WHEREOF, the undersigned has caused this Borrowing Notice to be executed by its authorized officer as of the date set forth below.

Dated: [            ], 20[    ]

XENITH BANKSHARES, INC.

By:
Name:
Title:

Ex. C-2

EXHIBIT D-1

FORM OF TERM LOAN NOTE

[            ], 2014

FOR VALUE RECEIVED, Xenith Bankshares, Inc., a Virginia corporation (the “Borrower”), promises to pay to the order of RAYMOND JAMES BANK, N.A. or registered assigns (the “Lender”), $[        ], or such lesser amount that constitutes the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of the Lender together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

This Term Loan Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of September 30, 2014 (as amended or modified and in effect from time to time, the “Agreement”), between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Term Loan Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date hereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

In the event of default hereunder, the undersigned agree to pay all out-of-pocket costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS TERM LOAN NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

XENITH BANKSHARES, INC.

By:

Print Name:

Title:

Ex. D-1

EXHIBIT D-2

FORM OF DELAYED DRAW TERM LOAN NOTE

[            ], 2014

FOR VALUE RECEIVED, Xenith Bankshares, Inc., a Virginia corporation (the “Borrower”), promises to pay to the order of RAYMOND JAMES BANK, N.A. or registered assigns (the “Lender”), $[        ], or such lesser amount that constitutes the aggregate unpaid principal amount of the Delayed Draw Term Loan made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the applicable office of the Lender together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.

This Delayed Draw Term Loan Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of September 30, 2014 (as amended or modified and in effect from time to time, the “Agreement”), between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Delayed Draw Term Loan Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date hereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

In the event of default hereunder, the undersigned agree to pay all out-of-pocket costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waive demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.

THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS DELAYED DRAW TERM LOAN NOTE SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

XENITH BANKSHARES, INC.

By:

Print Name:

Title:

Ex. D-2

EXHIBIT E

FORM OF CONVERSION NOTICE

TO: Raymond James Bank, N.A. as Lender (the “Lender”) under that certain Credit Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of September 30, 2014, between Xenith Bankshares, Inc. (the “Borrower”) and the Lender.

Capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

The undersigned Borrower hereby gives to the Lender a Conversion Notice pursuant to Section 2.7 of the Credit Agreement and relates to the following Eurocurrency Loan:

1. In the aggregate principal amount of $[            ],

3. Such Loan shall be converted to a Base Rate Loan.

4. Such election to be effective on [            ], 201[    ], which day is the last Business Day of an Interest Period for the Loan.

[SIGNATURE PAGE FOLLOWS]

Ex. E-1

IN WITNESS WHEREOF, the undersigned has caused this Conversion Notice to be executed by its authorized officer as of the date set forth below.

Dated: [            ], 20[    ]

XENITH BANKSHARES, INC.

By:
Name:
Title:

Ex. E-2